Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Begins Production of 100 RIO 360 Units to Satisfy Surge in Demand

RAD Dealer Places Order for 2nd RIO 360 for Global Commercial Real Estate Company

Detroit, Michigan, July 11, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has recently begun production of 100 RIO 360 solar-powered security towers. This escalation in the device’s production capacity and schedule is the result of a spike in orders and interest from dealers and corporate end users.

“In just over 9 months RIO has become RAD’s MVP,” said Steve Reinharz, CEO of AITX and RAD. “We knew that RIO’s market potential was large and growing. At the time we launched the original RIO the marketplace had a few players doing well. But they were piecing together simple solar powered towers with basic legacy cameras. It didn’t take long for the industry to get excited about replacing something that wasn’t exciting.”

RAD’s initial RIO™ model was announced at a security industry trade show in September of 2022. The Company has since upgraded the solution to become RIO 360, a versatile solar tower with dual ROSA devices. RIO 360 offers the marketplace two valuable benefits. The first is the unmatched performance of dual ROSA devices that sit atop the unit’s mast. ROSA is RAD’s best-selling and a multiple award-winning device. The second critical differentiator is RIO’s value pricing. RIO’s pricing competes favorably against the leading solar tower manufacturers.

Reinharz added, “We expect that the combination of RIO’s impressive RMR and accelerating sales volume will help propel the Company towards the goal of becoming cash flow positive.”

Recurring Monthly Revenue (RMR) is money earned from customers who pay for a subscription to a service or product. RAD’s solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

The Company noted that one of its authorized dealer has recently placed an order for a 2nd RIO to be deployed at a large corporate campus, managed by one of the largest commercial real estate services companies. The 2 RIO units will be tasked with helping secure the facility’s parking lots from costly instances of loitering, trespassing and vandalism.

“RAD’s sales pipeline is loaded with large RIO opportunities, both direct and through our dealers,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “We’re working to close two large clients very soon, each looking at between 75 and 100 units.”

RIO 360 is proudly manufactured in North America. Steel for the solar tower assembly is configured and cut by a sub manufacturer in Canada, while the ROSA units, final assembly, and QA and QC are conducted at the Company’s manufacturing facility in Detroit, Michigan.

Reinharz commented that the initial RIO units from this 100-unit production run are expected to be begin shipping by the end of August. “Let’s get these 100 RIOs deployed ASAP, then we can begin the next production run in September,” concluded Reinharz.

As stated, sitting atop a standard RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz